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                                                                      Exhibit 4C


                             JPS Packaging Company
                      First Amendment To Credit Agreement

     This First Amendment to Credit Agreement (herein, the "Amendment") is entered into as of January 24, 2000, between JPS Packaging Company, a Delaware corporation (the "Company"), and Harris Trust and Savings Bank (the "Bank").

                             Preliminary Statements

     A. The Company and the Bank entered into a certain Credit Agreement, dated as of June 30, 1998 (the Credit Agreement, as the same has been amended prior to the date hereof, being referred to herein as the "Credit Agreement"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

     B. The Company has requested that the Bank amend certain financial covenants and make certain other amendments to the Credit Agreement, and the Bank is willing to do so under the terms and conditions set forth in this Amendment.

     Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.  Amendments.

     Subject to the satisfaction of the conditions precedent set forth in
Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

          1.1. Section 5.1 of the Credit Agreement shall be and is hereby amended by adding the following definition at the end thereof:

          "Year 2000 Problem" means any significant risk that computer hardware, software, or equipment containing embedded microchips essential to the business or operations of the Company or any of its Subsidiaries will not, in the case of dates or time periods occurring after December 31, 1999, function at least as efficiently and reliably as in the case of times or time periods occurring before January 1, 2000, including the making of accurate leap year calculations.

          1.2. Section 6 of the Credit Agreement shall be and is hereby amended by adding the following Section at the end thereof:

          Section 6.18. Year 2000 Compliance. The Company has conducted a comprehensive review and assessment of the computer applications of the Company and its Subsidiaries and is making inquiry of their material suppliers, vendors (including data
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          processors) and customers, with respect to any defect in computer software, data bases, hardware, controls and peripherals related to the occurrence of the year 2000 or the use at any time of any date which is before, on and after December 31, 1999, in connection therewith. Based on the foregoing review, assessment and inquiry, the Company believes that no such defect could reasonably be expected to have a material adverse effect on the business or financial affairs of the Company (or of the Company and its Subsidiaries taken on a consolidated basis).

          1.3. Section 8 of the Credit Agreement shall be and is hereby amended by adding the following Section at the end thereof:

          Section 8.22. Year 2000 Assessment. The Company shall take all actions necessary and commit adequate resources to assure that its computer-based and other systems (and those of all Subsidiaries) are able to effectively process dates, including dates before, on and after January 1, 2000, without experiencing any Year 2000 Problem that could cause a material adverse effect on the business or financial affairs of the Company (or of the Company and its Subsidiaries taken on a consolidated basis). At the request of the Bank, the Company will provide the Bank with written assurances and substantiation (including, but not limited to, the results of internal or external audit reports prepared in the ordinary course of business) reasonably acceptable to the Bank as to the capability of the Company and its Subsidiaries to conduct its and their businesses and operations before, on and after January 1, 2000, without experiencing a Year 2000 Problem causing a material adverse effect on the business or financial affairs of the Company (or of the Company and its Subsidiaries taken on a consolidated basis).


          1.4. Sections 8.7, 8.8 and 8.9 of the Credit Agreement shall be amended in the entirety and as so amended shall be restated as follows:

          Section 8.7. Tangible Net Worth. The Company shall, at all times during each of the periods below, maintain Tangible Net Worth at not less than:

                                                             Tangible Net Worth
             From and                       To and             shall not be
            including                     including             less than:

        November 1, 1999              December 31, 2000         $36,000,000
        January 1, 2001               December 31, 2001         $36,500,000

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          Section 8.8. EBITDA. (a) Quarterly Test. The Company shall, as of the last day of each calendar month ending during any one of the periods specified below, maintain EBITDA for the three calendar months then ended of not less than:

            From and                        To and            EBITDA shall not
            including                     including             be less than:

             12/16/99                      3/15/00               $  300,000
             3/16/00               At all times thereafter       $1,000,000

          (b) Annual Test. The Company shall, as of December 31, 2000 and December 31, 2001, maintain EBITDA for the fiscal year of the Company ended on or about such date of not less than $3,300,000 and $4,000,000, respectively.

          Section 8.9. Capital Expenditures. The Company shall not, nor shall it permit any Subsidiary to, expend or become obligated for capital expenditures (as determined in accordance with GAAP) in an aggregate amount during any fiscal year of the Company in excess of the amount set forth for such year below:


            For the year ending on:             Capital Expenditures shall
                                                     not be more than:

                   12/31/00                              $4,500,000

                   12/31/01                              $5,000,000


Section 2.  Conditions Precedent.

          The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

               2.1. The Company and the Bank shall have executed and delivered this Amendment.

               2.2. The Bank shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment to the extent the Bank or its counsel may reasonably request.

               2.3. Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Bank and its counsel.

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Section 3.  Representations.

     In order to induce the Bank to execute and deliver this Amendment, the Company hereby represents to the Bank that as of the date hereof the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Company delivered to the Bank) and the Company is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

Section 4.  Miscellaneous.

     4.1. The Company heretofore executed and delivered to the Bank the Security Agreement, Mortgages, Patent Agreement and Trademark Agreement and certain other Collateral Documents. The Company hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Bank thereunder, the obligations of the Company thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

     4.2. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Revolving Credit Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

     4.3. The Company agrees to pay on demand all costs and expenses of or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Bank.

     4.4. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

                          [Signature Page to Follow]

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     This First Amendment to Credit Agreement is entered into as of the date and year first above written.

                                 JPS Packaging Company

                                 By
                                   Name
                                        -----------------------------
                                   Title
                                        -----------------------------

     Accepted and agreed to.

                                 Harris Trust And Savings Bank

                                 By

                                   Name
                                        ------------------------------
                                   Title
                                        ------------------------------

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